Exhibit 99.1

AlphaMetrix WC
Diversified Fund —
MT0041
(A Cayman Islands Exempted Limited Liability Company)

Financial Statements as of and for the Three Months Ended June 30, 2010 (Unaudited)

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION (UNAUDITED) JUNE 30, 2010 (Expressed in U.S. dollars)

ASSETS

Equity in commodity trading account at clearing broker:
Cash	$125,455,136
Investments, representing
Unrealized appreciation on open futures contracts, net	4,154,441
Due from AlphaMetrix Managed Futures III LLC (AlphaMetrix WC Diversified Series)	974
Cash at bank	2,000
Total Assets	$129,612,551

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Equity in commodity trading account at clearing broker:
Unrealized depreciation of foreign currency contracts, net	$29,803
Options on futures contracts (proceeds: $18,400)	60,900
Redemptions payable	739,277

Total Liabilities	829,980

SHAREHOLDERS’ EQUITY	128,782,571

Total Liabilities and Shareholders' Equity	$129,612,551

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION (UNAUDITED) JUNE 30, 2010 (Expressed in U.S. dollars)
Number of Contracts	Fair Value	Percentage of Shareholders' Equity
Long positions:
Domestic
Future option contracts
Index (cost basis: $19,800)	28	$62,800	0.05%
Futures contracts
Agriculture	238	(22,210)	(0.02)
Energy	51	(200,125)	(0.15)
Index	156	(431,734)	(0.34)
Interest	3,745	5,037,202	3.91
Metal	386	1,239,540	0.96
Currency	1,099	788,580	0.61
Forward currency contracts
Forwards		(42,284)	(0.03)
Foreign
Futures contracts
Agriculture	28	(2,052)	(0.00)
Index	124	(224,055)	(0.17)
Interest	3,920	3,750,831	2.91
Metal	293	(5,146,721)	(4.00)

Total long positions		4,809,772	3.73

Short positions:
Domestic
Future option contracts
Index (proceeds: $38,200)	28	(123,700)	(0.09)
Futures contracts
Agriculture	1,057	59,091	0.05
Energy	241	102,167	0.08
Index	10	4,340	0.00
Metal	8	(750)	(0.00)
Currency	1,229	(3,107,275)	(2.41)
Forward currency contracts
Forwards		12,481	0.01
Foreign
Futures contracts
Agriculture	19	(7,133)	(0.01)
Index	265	690,821	0.54
Interest	47	(21,193)	(0.02)
Metals	385	1,645,117	1.28

Total short positions		(746,034)	(0.57)

Investments - At Fair Value		$4,063,738	3.16%

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010
(Expressed in U.S. dollars)

	Three Months ended June 30, 2010	Six Months ended June 30, 2010

INVESTMENT INCOME
Interest income	$37,794	$54,739

Total income	37,794	54,739

EXPENSES:
Trading costs	119,571	219,049
Bank fees	(2)	239

Total expenses	119,569	219,288

NET INVESTMENT LOSS	(81,775)	(164,549)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND FOREIGN CURRENCY:

Net realized gain (loss) from:
Investments	17,048,237	20,232,902
Foreign currency transactions	(480,420)	(712,791)
	16,567,817	19,520,111
Net change in unrealized appreciation (depreciation) on:
Investments	(8,159,086)	2,330,942
Translation of assets and liabilities denominated in foreign currencies	14,220	62,538
	(8,144,866)	2,393,480
Net realized and unrealized gain (loss) on investments and foreign
currency	8,422,951	21,913,591

Net increase (decrease) in net assets resulting from operations	$8,341,176	$21,749,042

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

STATEMENT OF CHANGES IN NET ASSETS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2010
(Expressed in U.S. dollars)

Changes in net assets from operations:
Net investment loss	$(164,549)
Net realized gain (loss) from investments and foreign currency transactions	19,520,111
Net change in unrealized appreciation (depreciation) on
investments and translation of assets and liabilities in foreign currencies	2,393,480

Net increase (decrease) in net assets resulting from operations	21,749,042

Changes in net assets from capital transactions:

Proceeds from issuance of shares to investors	33,195,973

Redemptions of shares by investors	(57,224,177)

Net increase (decrease) in net assets resulting from capital transactions	(24,028,204)

Increase (decrease) in net assets	(2,279,162)

NET ASSETS — January 1, 2010	131,061,733

NET ASSETS — June 30, 2010	$128,782,571

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 2010 (UNAUDITED)

1.	ORGANIZATION AND STRUCTURE

AlphaMetrix WC Diversified Fund — MT0041 (the “Master Fund”) was incorporated on December 22, 2008 in the Cayman Islands as an exempted company with limited liability. The Master Fund was created to serve as the trading entity managed by Winton Capital Management Ltd. (the “Trading Advisor”) pursuant to its Diversified Program (the “Program”). The Program is systematically trading over numerous futures markets including grains, metals, softs, energies, meats, and financials. Trend-following in nature, the firm’s system uses technical analysis to identify market trends. The strategy consists of a multiple of systems – four long-term models and one short-term model.

Pursuant to a Trading Agreement Assignment dated January 2, 2009 (the “Agreement”), all positions owned by AM Trading SPC-Segregated Portfolio 41 (the predecessor trading entity managed by the Trading Advisor) were assigned to the Master Fund.  Positions were transferred (at their transfer date fair value and original cost) by the broker to the Master Fund on January 2, 2009.  AM Trading SPC-Segregated Portfolio 41 was incorporated on October 10, 2005, in the Cayman Islands as a segregated portfolio company with limited liability and began trading October 1, 2007.

The Master Fund and other separately incorporated offshore investment vehicles (“Other Master Funds”), is one of the investment vehicles available under the AlphaMetrix Managed Account Platform (the “Platform”). The Master Fund and the Platform are sponsored by AlphaMetrix, LLC (the “Sponsor” or “AlphaMetrix”) as a means of making available to qualified high net-worth individuals and institutional investors (including fund of hedge funds) (“Investors”) a variety of third-party professional managed futures and foreign exchange advisors (“Advisors”). The Trading Advisor is not affiliated with the Sponsor.

Effective January 1, 2010, AlphaMetrix Managed Futures III LLC (AlphaMetrix WC Diversified Series), a segregated series of AlphaMetrix Managed Futures III LLC, a Delaware Series Limited Liability Company (the “WC Series”), began investing substantially all of its assets in the Master Fund. At June 30, 2010, the WC Series owned 1.46% of the Master Fund.

AlphaMosaic (US) LLC, a Delaware Series Limited Liability Company (the “U.S. Platform”), and AlphaMosaic SPC, a Cayman Islands Segregated Portfolio Company (the “Offshore Platform”) also serve as feeder funds for the Platform and invest substantially all of the assets of their respective segregated portfolios (each a “Fund”) in the Master Fund or Other Master Funds. AlphaMosaic (US) LLC - Cell No. 41, a separate series of the U.S. Platform and AlphaMosaic SPC - SP 41 Segregated Portfolio, a segregated portfolio of the Offshore Platform, (with WC Series, collectively, the “Feeder Funds”) each invest in the Master Fund.

Subscriptions and redemptions into the Feeder Funds and the corresponding transactions with the Master Fund are governed by the WC Series, U.S. Platform and Offshore Platform’s respective Confidential Offering Memorandum.

The Master Fund is managed by its Board of Directors. The Directors have delegated the day-to-day operations of the Master Fund to service providers, including the Sponsor and the Master Fund’s administrator. There are no service contracts, existing or proposed, between the Master Fund and any Director.

The Sponsor was formed in May 2005 and its office is located in Chicago, Illinois. The Sponsor is registered with the U.S. Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator and commodity trading advisor, with the Securities and Exchange Commission (“SEC”) as a Registered Investment Advisor (“RIA”), and is a member of the National Futures Association (“NFA”).

The Master Fund has appointed the Sponsor, under the terms of a trading management agreement (the “Trading Management Agreement”), to manage, with wide discretionary powers, the portfolio of the Master Fund. Under the Trading Management Agreement, the Directors have delegated to the Sponsor full authority in respect of all matters relating to the investment and portfolio management of the Master Fund.

Pursuant to the Trading Management Agreement, the Directors have also delegated to the Sponsor authority to select the administrator for the Master Fund.  The Trading Management Agreement will continue and remain in force until terminated by either the Sponsor or the Master Fund upon not less than thirty (30) days’ prior written notice. In certain circumstances (for example, the insolvency of either party or in the event all trading for the Master Fund by the Trading Advisor is suspended), the Trading Management Agreement may be terminated immediately by either party.

The Master Fund and the Sponsor have entered into a contract (the “Trading Agreement”) with the Trading Advisor pursuant to which the Master Fund’s trading accounts are managed, subject to rights of termination, by the Trading Advisor in accordance with its Program. The Trading Advisor may alter its Program (including its trading systems and methods and including the addition and/or deletion of any financial interests or contracts traded in the Master Fund’s trading accounts), provided that the Trading Advisor provides prior notice to the Master Fund and the Sponsor of any material change to the Trading Advisor’s Program. From time to time, the Trading Advisor (or its affiliates) may manage additional accounts, and these accounts will increase the level of competition for the same trades desired for the Master Fund, including the priorities of order entry. There is no specific limit as to the number of accounts the Trading Advisor (or its affiliates) may manage. In addition, the positions of all of the accounts owned or controlled by the Platform’s Trading Advisors (or their affiliates) are aggregated for the purposes of applying speculative position limits. Pursuant to the Trading Agreement, the Trading Advisor’s management and incentive fees are calculated, recorded, and allocated to the Investors in the Feeder Funds in accordance with the WC Series, U. S. Platform and the Offshore Platform’s respective Confidential Offering Memorandum.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting records of the Master Fund are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Following is a summary of significant accounting policies consistently followed in the preparation of the Master Fund’s financial statements.

Cash — The Master Fund holds various currencies at the Clearing Broker, of which approximately $121,390,062 is held in U.S. Dollars (“USD”). The non-USD currencies fluctuate in value on a daily basis relative to the U.S. Dollar.  On June 30, 2010, the Master Fund held positive currency positions of Australian Dollars, Canadian Dollars, Swiss Francs, Euros, British Pounds, Hong Kong Dollars, Japanese Yen, South Korean Won, New Zealand Dollars, Swedish Krona, Singapore Dollars, and USD, and negative currency positions of South African Rand at the Clearing Broker. A portion of this cash is restricted cash required to meet maintenance margin requirements. Included in cash deposits with the Clearing Broker as of June 30, 2010 was restricted cash for margin requirements of $23,025,518. This cash becomes unrestricted if the underlying positions to which it is applicable are liquidated.

Cash held in the commodity trading account at clearing broker consists of either cash maintained in the custody of the broker, a portion of which is required margin for open positions, or amounts due to/from the broker for margin or unsettled trades.  Further, the Master Fund also holds cash in a USD commercial bank account.

Valuation and Income Recognition

Futures and Options on Futures Contracts — Futures and options on futures contracts are recorded on the trade date. The difference between the original contract amount and the fair value of futures contracts purchased or sold is reflected as unrealized appreciation/(depreciation) on open contracts. Options on futures contracts are reflected in investments at fair value. The difference between the premiums paid or received on open options on futures contracts and fair value of such options is recorded as unrealized appreciation/(depreciation) on open contracts. The fair value of futures and options on futures contracts is based upon daily exchange settlement prices. The realized gain or loss is determined on the settlement of intraday trades first and then by the first-in-first-out (“FIFO”) method.

Forward Currency Contracts — Forward currency contracts are recorded on the trade date. The difference between the original contract amount and fair value of the open forward contract is reflected as unrealized appreciation/(depreciation) on open contracts. Realized gain or loss is recognized when the open contract is closed on its settlement date. Fair value of forward contracts is based on closing prices as of the last day of the reporting period.

Foreign Currency Transactions — The Master Fund’s financial statements are denominated in USD. However, foreign currency forward contracts and non-U.S. futures interests are denominated in currencies other than USD. Assets and liabilities denominated in currencies other than the USD are translated into USD at the rates in effect at the close of business on the last business day of the reporting period. The Master Fund does not separate the results of operations resulting from changes in foreign exchange rates on investments from fluctuations arising from changes in the fair value of investments held on the Statement of Operations. Such fluctuations are included with the unrealized appreciation on open contracts, net.  For the six months ended June 30, 2010, the gain from translation was $62,538.

Trading Costs — Trading costs generally consists of brokerage commissions, brokerage fees, clearing fees, exchange and regulatory fees, and transaction and NFA fees.  Fees vary by type of contract for each purchase and sale or sale and purchase (round turn) of futures and options on futures contracts. Commissions are paid on each individual purchase and sale transaction. Trading costs are allocated among the Feeder Funds based upon ownership capital.

Income Taxes — The Master Fund follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification  (“ASC”) Topic 740, Income Taxes (“ASC 740”), relating to accounting for uncertainty in income taxes.  ASC 740 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. ASC 740 requires the evaluation of tax positions taken in the course of preparing the tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current period. As of June 30, 2010, the Master Fund recognized no liability in connection with ASC 740. The Master Fund is subject to U.S. Federal, state and local or non-US income tax examinations by tax authorities for all tax years since inception.

No provision has been made in the accompanying financial statements for U.S. federal or state income taxes as each of the Master Fund’s investors is individually responsible for reporting income or loss based on such investor’s share of the Master Fund’s income and expenses as reported for income tax purposes.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Indemnifications — The Sponsor and Directors are indemnified against certain liabilities arising out of the performance of their duties for the Master Fund. In addition, in the normal course of business, the Master Fund enters into contracts with vendors and others that provide for general indemnifications. The Master Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Master Fund. However, the Master Fund expects the risk of loss to be remote.

Fair Value Measurements and Disclosures —The Master Fund’s investments are stated at fair value in accordance with FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active market. Under ASC 820, fair value measurements are disclosed by level within that hierarchy, as follows:

Level 1 — Values for investments classified as Level 1 are based on unadjusted quoted prices for identical investments in an active market. Since valuations are based on quoted prices that are readily accessible at the measurement date, valuation of these investments does not entail a significant degree of judgment.

Level 2 — Values for investments classified as Level 2 are based on quoted prices for similar investments in an active or non-active markets for which all significant inputs are observable either directly or indirectly. Level 2 inputs may also include discounts related to restrictions on the investments.

Level 3 — Values for securities categorized as Level 3 are based on prices or valuation techniques that require inputs that are both significant to the fair value and unobservable, including valuations by the Sponsor or custodian in the absence of readily ascertainable market values.

When the inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to fair value.

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06, Fair Value Measurements and Disclosures (ASU No. 2010-06), which amends ASC 820, adding new requirements for disclosures for Levels 1 and 2, separate disclosures of purchases, sales, issuances, and settlements relating to Level 3 measurements and clarification of existing fair value disclosures.

ASU No. 2010-06 is effective for periods beginning after December 15, 2009, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010. The adoption of ASU No. 2010-06 did not have a significant impact on the Master Fund’s disclosures.

The inputs or methodologies used for valuing investments are not necessarily indicative of the risk associated with investing in those instruments.

Fair Value Measurements at Reporting Date Using

		Quoted Prices in
		Active Markets for	Significant Other	Significant
	Fair Value at	Identical Investments	Observable Inputs	Unobservable Inputs
Description	June 30, 2010*	(Level 1)	(Level 2)	(Level 3)
Assets
Future option contracts
Index	$62,800	$62,800	$-	$-
Futures contracts
Agriculture	416,093	416,093	-	-
Currency	974,675	974,675	-	-
Energy	188,387	188,387	-	-
Index	706,524	706,524	-	-
Interest	8,803,513	8,803,513	-	-
Metals	2,948,800	2,948,800	-	-

Forward currency
contracts	18,739	-	18,739	-

Total investment assets
at fair value	14,119,531	14,100,792	18,739	-

Liabilities
Future option contracts
Index	(123,700)	(123,700)	-	-
Futures contracts
Agriculture	(388,397)	(388,397)	-	-
Currency	(3,293,370)	(3,293,370)	-	-
Energy	(286,345)	(286,345)	-	-
Index	(667,152)	(667,152)	-	-
Interest	(36,673)	(36,673)	-	-
Metals	(5,211,614)	(5,211,614)	-	-

Forward currency
contracts	(48,542)	-	(48,542)	-

Total investment liabilities
at fair value	(10,055,793)	(10,007,251)	(48,542)	-

Total investment assets at
fair value - net	$4,063,738	$4,093,541	$(29,803)	$-

* See Schedule of Investments for major categories.

Derivative Instruments — The Master Fund discloses certain quantitative and qualitative matters relating to derivatives as prescribed by FASB ASC 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires qualitative disclosure about objectives and strategies for using derivatives,quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. As a result of the adoption, the Master Fund has expanded its disclosures regarding derivative instruments.

Pursuant to the Program, the Master Fund engages in the speculative trading of U.S. and foreign futures contracts and forward currency contracts (collectively “derivatives”).  These derivatives include both financial and non-financial contracts held as part of a diversified trading strategy.  The Master Fund is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk with the clearing broker, the risk of failure by another party to perform according to the terms of a contract. Also, see discussion in Notes 1 and 4.

During the six months ended June 30, 2010, the Master Fund had net trading gain/(loss), including both realized and unrealized gains/(losses) in the following sectors:

Agriculture — As of June 30, 2010, the Master Fund held 266 long agriculture contracts with a notional value of $8,325,029, and 1,076 short agriculture contracts with a notional value of $29,259,252. The Master Fund held positions within soybeans, livestock, coffee, sugar, wheat, cocoa, and corn.

Currency — As of June 30, 2010, the Master Fund held 1,099 long currency contracts with a notional value of $89,843,630, and 1,229 short contracts with a notional value of $162,989,488. The Master Fund held positions in Swiss Francs, Mexican Pesos, New Zealand Dollars, Japanese Yen, Canadian Dollars, Australian Dollars, Euros, and British Pounds.

Energy — As of June 30, 2010, the Master Fund held 51 long energy contracts with a notional value of $2,686,080, and 241 short contracts with a notional value of $17,480,834. The Master Fund held positions in gasoline, gas oil, natural gas, heating oil, and crude oil.

Index — As of June 30, 2010, the Master Fund held 28 long index option contracts with a notional value of $376,300, and 280 long index futures contracts with a notional value of $17,250,476. The Master Fund also held 28 short index options with a notional value of $123,700 and 275 short index futures contracts with a notional value of $15,221,740. The Master Fund held positions in the European, North American, and Asian index markets.

Interest — As of June 30, 2010, the Master Fund held 7,665 long interest contracts with a notional value of $1,701,713,271, and 47 short contracts with a notional value of $15,221,740. The Master Fund held positions primarily in the North American, European, and Asian interest rate markets with some exposure to the Australian and New Zealand markets.

Metals — As of June 30, 2010, the Master Fund held 679 long metal contracts with a notional value of $71,889,189, and 393 short contracts with a notional value of $31,481,763. The Master Fund held positions in gold, copper, zinc, nickel, tin, lead, aluminum, silver, platinum, and palladium.

Forward currency contracts — As of June 30, 2010, the Master Fund held long forward contracts with a notional value of $3,089,665, and short contracts with a notional value of $3,119,468. The Master Fund held positions in Brazilian Real and Russian Rubles.

For the three and six months ending June 30, 2010, the Master Fund participated in 104,389 and 184,290 transactions.

The following table presents the fair value of open futures and forward currency contracts as an asset derivative if in a gain position and a liability derivative if in a loss position. Fair value is presented on a gross basis in the table below even though the futures and forward currency contracts are subject to master netting agreements and quality for net presentation in the Statement of Financial Condition in accordance with ASC 815.

Contracts	Asset Derivatives Fair Value*	Liability Derivatives Fair Value*
Future option contracts
Index	$62,800	$(123,700)
Futures contracts
Agriculture	416,093	(388,397)
Currency	974,675	(3,293,370)
Energy	188,387	(286,345)
Index	706,524	(667,152)
Interest	8,803,513	(36,673)
Metals	2,948,800	(5,211,614)
Forward currency	18,739	(48,542)

Total derivatives not designated as
hedging instruments under ASC 815	$14,119,531	$(10,055,793)

*Located in unrealized appreciation(depreciation) on open contracts and options on futures contracts, net in the Statement of Financial Condition.

The effect of trading futures and forward currency contracts on the Statement of Operations for the three and six month period ended June 30, 2010 is detailed below:

Net Trading Gain/(Loss)* Three Months Ended 6/30/2010	Net Trading Gain/(Loss)* Six Months Ended 6/30/2010

Futures option contracts:
Index	$(15,753)	$17,045
Futures contracts:
Agriculture	(953,664)	611,173
Currency	7,221,887	11,917,962
Energy	(4,192,323)	(3,945,569)
Index	(10,796,210)	(9,491,391)
Interest	17,817,320	22,423,614
Metals	(101,755)	1,108,711
Total futures contracts:	$8,979,502	$22,641,545

Forward currency contracts:	(90,351)	(77,701)

Total Net Trading Gain/(Loss)	$8,889,151	$22,563,844

* Includes both realized ($17,048,237 and $20,232,902) and unrealized (($8,159,086) and $2,330,942) gains (losses) for the three and six months ended June 30, 2010 and is located in net realized and unrealized gain/(loss) on investments and foreign currency in the Statement of Operations.  Amounts exclude foreign currency transactions and translation.

3.	ALLOCATION OF MASTER FUND’S INCOME AND GAINS AND LOSSES

Profits and losses of the Master Fund are allocated pro rata among the participating shareholders (Feeder Funds) holding interests in the Master Fund.

4.	DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments speculatively traded by the Master Fund can include U.S. and foreign futures and options on futures contracts, exchange for physical transactions, forward currency contracts and swap contracts (collectively, “derivatives”) whose values are based upon an underlying asset, indices, or reference rates, and generally represent future commitments to exchange cash flows, or to purchase or sell other financial instruments at specified future dates. A derivative contract may be traded on an exchange or over the counter (“OTC”). Exchange-traded derivatives are standardized and include futures and option on futures contracts. OTC derivative contracts are negotiated between contracting parties and include forwards, swaps, and certain options. Derivatives are subject to various risks similar to those related to the underlying financial instruments including market and credit risks.

Market risk is the potential for changes in the value of derivatives due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity and security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The market risk of the Master Fund is managed by the underlying Trading Advisor according to its Program. The Master Fund is exposed to a market risk equal to the notional contract value of the derivatives contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk due to exchange traded financial instruments is significantly reduced by the regulatory requirements of the individual exchanges on which the instruments are traded. At any point in time, the credit risk for OTC derivatives is limited to the net unrealized gain as reported in the Statement of Financial Condition for each counterparty for which a netting agreement exists, if any. In a similar fashion, liabilities represent net amounts owed to counterparties. This netting basis is executed across products and cash collateral when these provisions are specified in the netting agreement. Unrealized gains on OTC derivative contracts due from the Master Fund’s counterparty at June 30, 2010 is reflected in the Master Fund’s Statement of Financial Condition within investments.

Purchase and sale of futures contracts requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker’s proprietary activities. A customer’s cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker’s segregation requirements. In the event of a broker’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

The Master Fund trades forward currency contracts in unregulated markets between principals and assumes the risk of loss from counterparty nonperformance. Accordingly, the risks associated with forward currency contracts are generally greater than those associated with exchange traded contracts because of the greater risk of counterparty default. Additionally, the trading of forward currency contracts typically involves delayed cash settlement.

The Master Fund has a substantial portion of its assets on deposit with a counterparty. In the event of the counterparty’s insolvency, recovery of Master Fund assets on deposit may be limited to account insurance or other protection afforded such deposits.

To evaluate and monitor counterparty risk for each counterparty, the AlphaMetrix Risk Department initially evaluates the credit ratings from the major agencies: Moody’s, Standard & Poor’s and Fitch Ratings. Credit ratings and outlooks are monitored daily for downgrades whereby an investigation is initiated upon an adverse occurrence. Further, any large decline in the daily stock price also triggers an investigation. Lastly, quarterly reports on earnings and future outlooks from counterparties are reviewed and analyzed for unfavorable results by the Risk Department.

5.	RELATED PARTIES

AlphaMetrix Alternative Investment Advisors, LLC (“AlphaMetrix AIA”), an independent research affiliate of the Sponsor, was formed in August 2007. AlphaMetrix AIA is a registered CFTC commodity trading advisor and member of the NFA. AlphaMetrix AIA is responsible for the initial due diligence of the Trading Advisors that are being considered for the Platform. While AlphaMetrix AIA conducts due diligence and recommends Trading Advisors for the Platform, the Sponsor is ultimately responsible for the selection of all Trading Advisors to be added to the Platform. AlphaMetrix AIA receives no direct compensation for the services provided.

6.	ADMINISTRATION

Spectrum Global Fund Administration (Cayman) serves as the Administrator of the Master Fund.  The Master Fund does not pay administration fees as the administration fees are paid by the Feeder Funds.

7.	CAPITAL STRUCTURE

At June 30, 2010, the Master Fund has authorized 5,000,000 shares. Subscriptions and redemptions into the Master Fund are transacted at the current net asset value at the time of the subscription or redemption.

The analysis of changes in shares (rounded to the nearest whole share) for the period is as follows:

2010

Shares outstanding — Beginning of Year	95,584

Shares subscribed	22,092
Shares redeemed	(40,334)

Shares outstanding — End of Year	77,342

8.	FINANCIAL HIGHLIGHTS

Financial highlights of the Master Fund for the six months ended June 30, 2010, are presented in the table below. The information has been derived from information presented in the financial statements.

Regarding the information shown in the table below:

•
Per share operating performance is computed based upon either actual number of shares outstanding at the beginning and end of the period or the weighted-average net shares for the six months ended June 30, 2010. Weighted average shares are computed using the month-end and mid-month shares outstanding.

•	Total return is calculated as the change in the net asset value per share for the six months ended June 30, 2010.

•
The net investment loss and total expense ratios are computed based upon the weighted average net assets for the six months ended June 30, 2010. Weighted average net assets are computed using the average of month-end and mid-month net assets.

An individual shareholder’s total return and ratios may vary from those below based on the timing of capital transactions.

Net asset value — Beginning of Period	$1,371.17

Per share data (for a share outstanding throughout the period):
Net investment loss	(2.18)

Total realized and unrealized loss on investments	296.11

Total from investment operations	293.93

Net asset value — End of Period	$1,665.10

Ratio to average net assets:
Net investment loss	(0.29)%
Total expenses	0.39%

Total return	21.44%

9.	SUBSEQUENT EVENTS

In accordance with FASB ASC 855, Subsequent Events, the Sponsor has evaluated all subsequent events requiring recognition and disclosure in the Master Fund’s financial statements through August 13, 2010, the date the financial statements were available for issuance. The Sponsor has determined that except for the matters discussed in the following paragraph, there are no material events that would require adjustment to or disclosure in the Master Fund’s financial statements through this date.

Between July 1, 2010 and August 13, 2010, the Master Fund has subscriptions of $2,592,900 and redemptions of $485,581.

******

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

OATH OF AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the best of the knowledge and belief of the undersigned, the information contained in the quarterly report for the three and six months ended June 30, 2010, is accurate and complete.

/s/ Aleks Kins
Aleks Kins, President and Chief Executive Officer
AlphaMetrix, LLC — Sponsor